EXHIBIT 21.1

Hubei Minkang Pharmaceutical Ltd.
List of Subsidiaries

Company Name	Country or State of Incorporation or Formation
HBMK Pharmaceutical Limited	British Virgin Islands
Hubei Minkang Pharmaceutical Co., Ltd.	People’s Republic of China